UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 9, 2013

CROSSROADS SYSTEMS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-15331	74-2846643
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

11000 North Mo-Pac Expressway

Austin, Texas 78759
(Address of principal executive offices)

(512) 349-0300
Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)

Award of Bonuses for Fiscal 2013

On December 9, 2013, the Compensation Committee of the Board of Directors of Crossroads Systems, Inc. (the “Company”) unanimously approved the award of bonus payments under the Company’s Management Bonus Program for performance in the fiscal year ended October 31, 2013.

The Compensation Committee determined to award bonuses under the Management Bonus Program to the officers named and in the amounts set forth in the table below.

Officer	Target Award ($)	Actual Award ($)
Brian Bianchi, Chief Operating Officer	90,500	36,200
David Cerf, Executive Vice President of Business and Corporate Development	96,500	38,600
Jennifer Crane, Chief Financial Officer	70,000	28,000

Under the Management Bonus Program, each such executive officer was eligible for a target bonus of 40% of such executive officer’s salary paid in fiscal 2013. Of this target bonus amount, 60% was to be payable upon the achievement of a revenue target related to our StrongBox target (the StrongBox revenue target), with a payout at 100% achievement of the revenue target. The remaining 40% of the target bonus amount was to be payable upon the achievement of certain individual management-by-objective (MBO) goals which were to be determined for each such executive officer.

The Compensation Committee determined that the StrongBox revenue target was not achieved and determined not to make any payments under the Management Bonus Program with respect to that target.

The Compensation Committee determined to give each executive officer listed above a 100% payout with respect to the MBO portion of such officer’s bonus. The MBO goals for the three executive officers listed above were not specifically determined in fiscal 2013. In making this determination to award a 100% payout for the MBO portion of the bonus payment, the Compensation Committee considered the contribution of each of the above officers to the Company’s performance generally over the fiscal year ended October 31, 2013, in particular their respective contributions to repositioning the Company to a streamlined focus on leveraging OEM and strategic partners with respect to the Company’s StrongBox® product, as announced in late October 2013. The Compensation Committee also considered the importance of these individuals’ efforts in implementing the Company’s new strategy going forward and considered the award to be advisable compensation to assist in retaining these officers’ services.

The bonus payouts described above will be paid in a combination of (i) a cash payment and (ii) the issuance of stock pursuant to the Company’s 2010 Equity Incentive Plan, with the number of shares to be issued to each such executive officer to be determined with reference to the closing price of the Company’s common stock as reported on Nasdaq on the date of issuance.

Adoption of Management Bonus Plan for Fiscal 2014

On December 10, 2013, the Compensation Committee of the Company’s Board of Directors also adopted a Management Bonus Plan for the fiscal year ended October 31, 2014 (the 2014 Management Bonus Plan). Under the 2014 Management Bonus Plan, our Chief Financial Officer and each named executive officer (other than our Chief Executive Officer) will be eligible for a target bonus payment equal to 40% of such officer’s salary for fiscal 2014.

Seventy-five percent of the target payout will be based on the achievement of financial objectives related to adjusted net income (loss) from product operations, which amount will exclude revenue and expenses from intellectual property litigation and licensing, stock-based compensation and depreciation. The threshold payout will be 70% of the eligible amount related to adjusted net income (loss) from product operations, in the event we achieve adjusted net income (loss) from product operations 30% worse than the target amount, and the amount payable will increase on a linear scale up to 110% of the eligible amount in the event we achieve adjusted net income (loss) from product operations 10% better than the target amount. Additionally, these officers will be eligible for a maximum payout of 125% of the eligible amount in the event we achieve zero or positive adjusted net income (loss) from product operations.

The remaining twenty-five percent payout under the 2014 Management Bonus Plan will be based on the achievement of officer-specific MBO goals to be developed by our Chief Executive Officer in consultation with the respective officers and approved by the Compensation Committee during early fiscal 2014.

The bonus payouts under the 2014 Management Bonus Plan are expected to be paid in a combination of (i) a cash payment and (ii) the issuance of stock pursuant to the Company’s 2010 Equity Incentive Plan, with the number of shares to be issued to each such executive officer to be determined with reference to the closing price of the Company’s common stock as reported on Nasdaq on the date of issuance.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CROSSROADS SYSTEMS, INC.

Date: December 13, 2013	By:	/s/ Jennifer Crane
Name: Jennifer Crane
Title: Chief Financial Officer